TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT is made as of the 8th day of October, 2009, by and between STATE STREET BANK AND TRUST COMPANY, a trust company chartered under the laws of the Commonwealth of Massachusetts having its principal office and place of business at One Lincoln Center, Boston, Massachusetts 02111 (“State Street” or the “Transfer Agent”), and Charles Schwab Investment Management, Inc., a Delaware corporation having its principal office and place of business at 211 Main Street, San Francisco, CA 94105 (the “Administrator”) on behalf of Schwab Strategic Trust, a Delaware statutory trust (the “Trust”).

WHEREAS, the Trust is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Trust intends to initially offer Shares in one or more series, each as named in the attached Schedule A, which may be amended by the parties to add or remove series from time to time (such series, including all series subsequently established by the Trust and made subject to this Agreement in accordance with Section 13 of this Agreement, being herein referred to as a “Portfolio,” and collectively as the “Portfolios”);

WHEREAS, the Trust will issue and redeem Shares of each Portfolio only in aggregations of Shares known as “Creation Units” as described in the currently effective prospectus and statement of additional information of the Trust and each Portfolio (collectively, the “Prospectus”);

WHEREAS, only those entities (“Authorized Participants”) that have entered into an Authorized Participant Agreement with a distributor of the Trust (a “Distributor”), currently SEI Investments Distribution Co., are eligible to place orders for Creation Units with a Distributor;

WHEREAS, the Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”), or its nominee will be the record or registered owner of all outstanding Shares;

WHEREAS, Administrator administers the operations of the Trust and provides or procures the provision of certain services, including transfer agency services, for and on behalf of the Trust;

WHEREAS, Administrator desires to appoint State Street as transfer agent, dividend disbursing agent and agent in connection with certain other activities; and

WHEREAS, State Street is willing to accept such appointment.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

1.	TERMS OF APPOINTMENT

1.1

Subject to the terms and conditions set forth in this Agreement, the Administrator, on behalf of the Trust and the Portfolios, hereby appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for the Creation Units and dividend disbursing agent of the Trust and the Portfolios.

1.2

Transfer Agency Services. In accordance with procedures established from time to time by written agreement between the Administrator, on behalf of the Trust and each of the Portfolios, as applicable, and the Transfer Agent, the Transfer Agent shall:

(i)	establish one or more omnibus accounts representing DTC’s position in each Portfolio on the Transfer Agent’s recordkeeping system and maintain each such account;

(ii)

receive and process orders identified for the benefit of the appropriate Authorized Participant for the purchase of Creation Units from a Distributor or the Trust, and promptly deliver payment and appropriate documentation thereof to the custodian of a Portfolio as identified by the Trust (the “Custodian”);

(iii)	receive and process redemption requests and redemption directions from the Distributor or the Trust and deliver the appropriate documentation thereof to the Custodian;

(iv)	prepare and transmit by means of DTC’s book-entry system payments for any dividends and distributions declared by the Trust on behalf of the applicable Portfolio;

(v)

record the issuance of Shares of the applicable Portfolio and maintain a record of the total number of Shares of each Portfolio which are issued and outstanding; and provide the Administrator on a regular basis with the total number of Shares of each Portfolio that are issued and outstanding; but Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Administrator on behalf of the Trust and each Portfolio; and, except for the accounts established and maintained as provided in this Section 1.2 and in Section 1.3, the Transfer Agent shall have no obligation or responsibility to account for, keep records of, or otherwise related to, ownership of the Shares;

(vi)	maintain and manage, as agent for the Administrator on behalf of the Trust and the Portfolios, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Creation Unit purchases and redemptions and the payment of Portfolio dividends and distributions; the Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent in accordance with applicable law;

(vii)	process changes to Authorized Participant identification records; and

(viii)

except as otherwise instructed by the Administrator on behalf of the Trust, the Transfer Agent shall process all transactions in the Trust in accordance with the procedures agreed upon by the Administrator and the Transfer Agent with respect to the proper net asset value to be applied to purchases received in good order by the Transfer Agent or by the Administrator or any other person or firm on behalf of the Administrator or the Trust or from an Authorized Participant before the cut-off times established by the Trust; and the Transfer Agent shall report to the Administrator any known exceptions to the foregoing.

Notwithstanding anything to the contrary contained herein, Transfer Agent will not provide Transfer Agency Services to an Authorized Participant who is an individual, and Administrator will not knowingly provide any information subject to any Applicable Privacy Laws as to such individual, as hereinafter defined, unless and until the Administrator has requested that Transfer Agent provide such services to such individual Authorized Participant and Transfer Agent has consented to provide such services in writing, which consent shall not be unreasonably withheld. The terms of Schedule B shall apply only to Customer Information provided to Transfer Agent after Transfer Agent has given its written consent, which consent shall not be unreasonably withheld to provide Transfer Agency Services to such individual Authorized Participant pursuant to the terms of this Section. The foregoing, however, shall not relieve Transfer Agent of any obligations it may have under any Privacy Laws applicable to its possession of any Customer Information (as defined in Schedule B)” or be construed as to impose any obligation or liability on Administrator with regard to any failure by Transfer Agent to comply with those laws.

1.3	Additional Services. In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:

(i)

Other Customary Services. Perform certain customary services of a transfer agent and dividend disbursing agent, including, but not limited to, maintaining all Authorized Participant identification records and maintaining Authorized Participant Share ownership positions;

(ii)	State Transaction (“Blue Sky”) Reporting. The Trust shall be solely responsible for its “blue sky” compliance and state registration requirements;

(iii)

Distributor, DTC and NSCC The Transfer Agent shall: (a) accept and effectuate the registration and maintenance of accounts, and the purchase and redemption of Creation Units in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from Distributor, DTC and NSCC relative to Authorized Participants; and (b) issue instructions to a Portfolio’s Custodian for the settlement of transactions of the Portfolio with Distributor, DTC and NSCC (acting on behalf of the applicable Authorized Participant);

(iv)

Performance of Certain Services by the Administrator, the Trust or Affiliates or Agents. New procedures as to who shall provide certain of these services described in this Section 1 may be established in writing from time to time by agreement between the Administrator and the Transfer Agent. If agreed to in writing by the Administrator and the Transfer Agent, the Transfer Agent may at times perform only a portion of these services, and the Administrator, the Trust or its agent may perform these services on the Trust’s or a Portfolio’s behalf.

1.4

Authorized Persons. The Administrator, on behalf of the Trust and each Portfolio, hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, including the Distributor, as provided or agreed to by the Trust in writing and as may be amended from time to time, in receiving instructions to issue or redeem Creation Units. The Administrator, on behalf of the Trust and each Portfolio, agrees and covenants for itself and each such authorized person that any order or sale of or transaction in Creation Units received by it after the order cut-off time or such earlier time as set forth in or in accordance with the Prospectus or as otherwise provided by the Administrator in accordance with procedures mutually agreed upon by the Administrator and the Transfer Agent (the “Order Cut-Off Time”), shall be effectuated at the net asset value determined on the next business day or as otherwise required pursuant to the applicable Portfolio’s then-effective Prospectus, and the Administrator or such authorized person shall so instruct the Transfer Agent of the proper effective date of the transaction.

1.5

Anti-Money Laundering and Client Screening. With respect to the Trust’s or any Portfolio’s offering and sale of Creation Units at any time, and for all subsequent transfers of such interests, the Trust or its delegate shall, directly or indirectly and to the extent required by law: (i) conduct know your customer/client identity due diligence with respect to potential investors and transferees in the Shares and Creation Units and shall obtain and retain due diligence records for each investor and transferee; (ii) use its reasonable efforts to ensure that each investor’s and any transferee’s funds used to purchase Creation Units or Shares shall not be derived from, nor the product of, any criminal activity; (iii) if requested, provide periodic written verifications that such investors/transferees have been checked against the United States Department of the Treasury Office of Foreign Assets Control database for any non-compliance or exceptions; and (iv) perform its obligations under this Section in accordance with all applicable anti-money laundering laws and regulations. In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, the Trust shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records.

1.6

Tax Law. The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Trust, a Portfolio, any Creation Units, any Shares, a beneficial owner thereof, an Authorized Participant or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of the Administrator to notify the Transfer Agent of the obligations imposed on the Trust, a Portfolio, the Creation Units, the Shares, or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

2.	FEES AND EXPENSES

2.1

Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Administrator agrees on behalf of the Trust and each of the Portfolios to pay the Transfer Agent the fees and expenses set forth in the fee schedule (the “Fee Schedule”). Such fees and any out of pocket expenses and advances identified under Section 2.2 below may be changed only by written agreement between the Administrator on behalf of the Trust and the Portfolios and the Transfer Agent. The parties agree that the fees set forth in the Fee Schedule shall apply with respect to each Portfolio set forth on Schedule A hereto as of the date hereof and to any newly created Portfolios added to this Agreement that have requirements consistent with services then being provided by the Transfer Agent under this Agreement. In the event that a Portfolio is to become a party to this Agreement as a result of an acquisition or merger, then the parties shall confer diligently and negotiate in good faith, and agree upon fees applicable to such Portfolio.

2.2

Out of Pocket Expenses. In addition to the fees paid under Section 2.1 above, the Administrator agrees on behalf of each of the Trust and the Portfolios to reimburse the Transfer Agent for reasonable and customary out of pocket expenses, including but not limited to, confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Transfer Agent for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Administrator will be reimbursed by the Administrator on behalf of the applicable Portfolio.

2.3

Invoices. The Administrator agrees on behalf of the Trust and each of the Portfolios to pay all fees and out of pocket expenses within thirty (30) days following the receipt of the respective invoice, except for any fee or expense that is subject to good faith dispute. In the event of such a dispute, the Administrator may withhold that portion of the fee or expense subject to the good faith dispute. The Administrator shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each invoice if the Administrator is disputing any amounts in good faith. The Administrator shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid.

3.	REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Administrator that:

3.1	It is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

3.2

It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), it will remain so registered for the duration of this Agreement, and it will promptly notify the Administrator in the event of any material change in its status as a registered transfer agent.

3.3	It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

3.4	It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.

3.5	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

3.6	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.7

It is and will remain for the duration of this Agreement in compliance with all federal and state laws, rules and regulations applicable to its transfer agency business and the performance of its duties, obligations and services under this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR ON BEHALF OF THE TRUST AND THE PORTFOLIOS AND OF THE ADMINISTRATOR ON ITS OWN BEHALF

On behalf of the Trust and the Portfolios, the Administrator represents and warrants to the Transfer Agent that:

4.1	The Trust is a statutory trust duly organized, existing and in good standing under the laws of the State of Delaware.

4.2	The Trust is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

4.3	All requisite proceedings have been taken to authorize the Trust to enter into, perform and receive services pursuant to this Agreement.

4.4	The Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

4.5

A registration statement under the Securities Act of 1933, as amended (the “Securities Act”), is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

The Administrator further represents and warrants to the Transfer Agent that:

4.6	It is a corporation organized and existing and in good standing under the laws of the State of Delaware.

4.7	All proceedings required by its organizational documents have been taken to authorize the Administrator to enter into and perform this Agreement.

4.8	It is authorized to act on behalf of the Trust in entering into and performing this Agreement.

5.	DATA ACCESS AND PROPRIETARY INFORMATION

5.1

Neither the Administrator, the Trust nor the Portfolios shall be granted, or acquire as part of receipt of services provided by the Transfer Agent hereunder, any right, title or interest, express or implied, or any intellectual property right in the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Administrator and the Trust by the Transfer Agent as part of the Administrator’s and the Trust’s ability to access certain Trust-related data maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) (collectively, “Proprietary Information”). Notwithstanding the foregoing or any other provision of this Agreement, nothing contained herein shall be construed as granting Transfer Agent any right, title, or interest, express or implied, in or to any Portfolio Confidential Information (as defined below). The Proprietary Information shall constitute Confidential Information of Transfer Agent. Without limiting the foregoing, the Administrator agrees for itself and its officers and employees, on behalf of the Trust and applicable agents, to:

(i)

use such programs and databases solely on the Administrator’s, Trust’s, or such agents’ computers, or solely from equipment at the location(s) agreed to between the Administrator and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)	refrain from copying or duplicating in any way the Proprietary Information;

(iii)

refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)

refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to the Administrator’s, the Trust’s, or such agents’ computer to be retransmitted to any other computer facility or other location;

(v)	allow the Administrator and the Trust to have access only to those authorized transactions agreed upon by the Administrator and the Transfer Agent;

(vi)

to honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2

Proprietary Information shall not include all or any portion of any of the foregoing items that are or become publicly available without breach of this Agreement; that are released for general disclosure by a written release by the Transfer Agent; or that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

5.3

Notwithstanding any other provision to the contrary, the Administrator may disclose Proprietary Information in the event that it is required to be disclosed by law or in a judicial or administrative proceeding, or by an appropriate regulatory authority having jurisdiction over the Administrator or the Trust; provided that all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the Transfer Agent as much advance notice of the possibility of such disclosure as practical so the Transfer Agent may attempt to stop such disclosure or obtain a protective order concerning such disclosure.

5.4

If the Administrator notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Administrator agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.5

If the Administrator and the Trust have the ability to originate electronic instructions to the Transfer Agent in order to effect the transfer or movement of cash or Creation Units or transmit Authorized Participant information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

5.6	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section. The obligations of this Section shall survive the termination of this Agreement.

6.	WIRE TRANSFER OPERATING GUIDELINES

6.1

Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Portfolio account(s) upon the receipt of a payment order in compliance with the prescribed security procedure (the “Security Procedure”) chosen for funds transfer in the Funds Transfer Addendum to this Agreement (agreed to in conjunction with that certain Amended and Restated Master Custodian Agreement between the parties thereto dated as of October 17, 2005, as amended and restated from time to time) and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Administrator’s instructions on the execution date, provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

6.2

Security Procedure. The Administrator on behalf of the Trust and the Portfolios acknowledges that the Security Procedure it has designated on the Funds Transfer Addendum was selected by the Administrator from security procedures offered by the Transfer Agent. The Administrator shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing. The Administrator must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Administrator’s authorized personnel. The Transfer Agent shall verify the authenticity of all instructions received from the Administrator according to the Security Procedure.

6.3

Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.4

Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (i) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (ii) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (iii) if the Transfer Agent, in good faith is unable to satisfy itself that the transaction has been properly authorized.

6.5

Cancellation Amendment. The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure, provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

6.6

Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.7

Interest. The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

6.8

ACH Credit Entries/Provisional Payments. When a Portfolio initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal

Reserve Bank. If the Transfer Agent does not receive such final settlement, the Trust agrees that the Transfer Agent shall receive a refund of the amount credited to the applicable Portfolio in connection with such entry, and the party making payment to the Portfolio via such entry shall not be deemed to have paid the amount of the entry.

6.9

Confirmation. Confirmation of the Transfer Agent’s execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent’s proprietary information systems, or by facsimile or call-back. The Trust must report any objections to the execution of an order within thirty (30) calendar days of receipt of such confirmation.

7.	INDEMNIFICATION

7.1

The Transfer Agent shall not be responsible for, and the Administrator on behalf of itself and the Trust and each Portfolio shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, reasonable expenses and liability arising out of or attributable to:

(i)

all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(ii)	the Administrator’s or the Trust’s breach of any representation, warranty or covenant of the Administrator or the Trust hereunder;

(iii)	the Administrator’s or the Trust’s lack of good faith, negligence or willful misconduct;

(iv)

the reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (a) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Administrator or the Trust, and which have been prepared, maintained or performed by the Administrator or the Trust or any other person or firm on behalf of the Administrator or the Trust, including but not limited to any broker-dealer or previous transfer agent; (b) any instructions or requests of the Administrator or the Trust or any of their officers, employees, agents or subcontractors who have been deemed by the Administrator to be authorized personnel to provide instructions; (c) any instructions or opinions of legal counsel to the Administrator, the Trust or any Portfolio with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (d) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(v)

the offer or sale of Creation Units in violation of federal or state securities laws or regulations requiring that such Creation Units be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Creation Units;

(vi)

the negotiation and processing of any checks, wires and ACH transmissions, including without limitation, for deposit into, or credit to, the Trust’s demand deposit accounts maintained by the Transfer Agent;

(vii)	all actions relating to the transmission of Creation Unit or Authorized Participant data through the NSCC clearing systems, if applicable; and

(viii)

any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder.

7.2

At any time the Transfer Agent may apply to any officer of the Administrator for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Administrator on behalf of the Trust and the applicable Portfolio for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust or the applicable Portfolio, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Administrator on behalf of the Trust and the Portfolios, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Administrator.

8.	STANDARD OF CARE / LIMITATION OF LIABILITY

8.1

The Transfer Agent shall at all times act in good faith in its performance of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section.

9.	ADDITIONAL COVENANTS OF THE ADMINISTRATOR AND THE TRANSFER AGENT

9.1	The Administrator shall promptly furnish to the Transfer Agent the following:

(i)	A certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

(ii)	A copy of the Declaration of Trust and By-Laws of the Trust and all amendments thereto.

9.2

The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

9.3

Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

10.	CONFIDENTIALITY

10.1

Portfolio Confidential Information. The term “Portfolio Confidential Information” means any information that Portfolio discloses, whether in writing, electronically or orally, to Transfer Agent whether in tangible or intangible form which by the circumstances of disclosure or nature of the information would be considered to be confidential. By way of example and not limitation, Portfolio Confidential Information includes: (i) any information concerning Portfolio’s, its agents’ or licensors’ technology, such as systems, source code, databases, hardware, software, programs, applications, engine protocols, routines, models, displays and manuals, including, without limitation, the selection, coordination, and arrangement of the contents thereof; and (ii) any information concerning Portfolio’s, its agents’ or licensors’ financial or business plans or operations, such as research activities and plans, marketing or sales plans, pricing or pricing strategies, operational techniques, internal controls, compliance policies, methods of operation, security procedures, strategic plans, customer information, and unpublished financial information, including information concerning revenues, profits and profit margins. Transfer Agent agrees that Portfolio will have no obligation to specifically identify by any notice or other action any information to which the protection of this Agreement extends. Without limiting the foregoing, to the extent disclosed to the Transfer Agent, portfolio holdings information of the Portfolio shall be deemed to be Confidential Information of the Portfolio until such time as such portfolio holdings information shall made in a public filing by the Portfolio. The Transfer Agent shall not purchase or sell securities or other investments on the basis of confidential portfolio holdings information of the Portfolio provided to the Transfer Agent and shall take reasonable steps to prevent any employee or agent of Transfer Agent from purchasing or selling securities or other investments on the same basis.

10.2

Restrictions on Use. Without the prior written consent of Portfolio, Transfer Agent will not use any portion of Portfolio Confidential Information for any purpose other than for the services provided under this Agreement. Transfer Agent further agrees that:

(i)	it will hold Portfolio Confidential Information of Portfolio in the strictest confidence;

(ii)	it will exercise the same care with respect to Portfolio Confidential Information as it exercises with respect to its own proprietary and confidential information;

(iii)	it will not, without Portfolio’s prior written consent, copy or disclose to any third party any portion thereof;

(iv)

it will notify immediately Portfolio of any unauthorized disclosure or use unless in and ownership of Portfolio Confidential Information resulting from such unauthorized disclosure or use by or through Transfer Agent; and

(v)

it will restrict dissemination of Portfolio Confidential Information to only those persons within or related to its organization who are involved in the delivery services provided under this Agreement, to Transfer Agent’s regulatory authorities as required to comply with such regulatory authorities’ request or order, and to Transfer Agent’s examiners, auditors, directors and legal counsel to the extent Transfer Agent believes the same is reasonably required provided that Transfer Agent makes reasonable effort to notify such parties as to the confidential nature of the Portfolio Confidential Information.

10.3	Exceptions. The foregoing shall not prohibit or limit Transfer Agent’s use, disclosure, reproduction or dissemination of Portfolio Confidential Information which:

(i)	is or becomes public domain information or material through no fault or breach on the part of Transfer Agent;

(ii)

as demonstrated by the written records of Transfer Agent or otherwise, was already lawfully known (without restriction on disclosure) to Transfer Agent prior to the information being disclosed to Transfer Agent by Portfolio or any representative of Portfolio;

(iii)	has been or is hereafter rightfully furnished to Transfer Agent without restriction on disclosure by the Portfolio or a third person lawfully in possession thereof;

(iv)	has been independently developed, by or for Transfer Agent, without reference to Portfolio Confidential Information;

(v)

is requested or required to be disclosed pursuant to any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, where required by law, regulation, rule or self-regulatory organization rule, provided that, unless prohibited from doing so in such circumstance, the Transfer Agent notifies Portfolio as promptly as possible so that Portfolio may to have a reasonable opportunity to obtain a protective order or other form of protection against disclosure. Notwithstanding any such disclosure by Transfer Agent, such disclosure will not otherwise affect Transfer Agent’s obligations hereunder with respect to Portfolio Confidential Information so disclosed which is retained by Transfer Agent; or

(vi)	is disclosed by the Transfer Agent with the prior written consent of the applicable Portfolio to disclose, which consent shall not be unreasonably withheld.

Any Portfolio Confidential Information in the possession of Transfer Agent that has been disclosed to it by Portfolio or any representative of Portfolio that is not within any of the exceptions above shall be considered confidential unless the Transfer Agent may demonstrate otherwise by records, documentation or other reasonable means.

10.4

Equitable Relief. Transfer Agent agrees and acknowledges that any breach of this Section 10 may cause a Portfolio irreparable harm for which monetary damages would be inadequate. Accordingly, the Portfolio will be entitled to seek injunctive or other equitable relief to remedy any threatened or actual breach of this Section 10 by Transfer Agent, as well as monetary damages.

10.5

No Publicity. No party hereto will announce or disclose the existence of this Agreement, or its contents to any third party without the prior written consent of the other or except as may be required by law, in which case the party required to make such a disclosure will give the other party the maximum feasible prior notice of such disclosure.

11.	RESERVED

12.	TERMINATION OF AGREEMENT

12.1	Termination for Convenience. This Agreement may be terminated by either party, without cause, upon ninety (90) days written notice to the other.

12.2

Bankruptcy. Either party hereto may terminate this Agreement by notice to the other party, immediately or effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

12.3

Cessation of Operations. The Trust may, in its discretion, terminate this Agreement as to one or more Portfolios by providing not less than 60 days prior written notice to Transfer Agent in the event that such Portfolio ceases, or such Portfolios cease, operating as and under the name or names, respectively, appearing (at the time of notice) on Schedule A to this Agreement for any reason, which may (but need not) be in connection with a merger, reorganization, transfer or liquidation of assets, stock exchange delisting or other extraordinary event. Notwithstanding any other provision of this Agreement: upon termination of this Agreement as to a Portfolio under this Section 12.3, the Administrator on behalf of such Portfolio shall pay to the Transfer Agent such compensation (including any applicable fees) and any reimbursable expenses as may be due and undisputed under the terms hereof to the date of such termination, including reasonable out-of-pocket expenses associated with such termination; and no other compensation, fees, charges or expenses will be assessed or will accrue with respect to said Portfolio after said termination.

12.4	Out of Pocket Expenses. All out-of-pocket expenses associated with the movement of records and material will be borne by the Trust on behalf of the applicable Portfolio(s).

12.5

Proprietary Information and Portfolio Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of Proprietary Information or Portfolio Confidential Information received from such other party hereunder, if any, other than materials or information required to be retained by such party under applicable laws or regulations.

13.	ADDITIONAL PORTFOLIOS

In the event that the Trust establishes one or more series of Shares in addition to the Portfolios listed on the attached Schedule A, with respect to which the Administrator on behalf of the Trust desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing; and, if the Transfer Agent agrees in writing to provide such services, then each such series of Shares shall become a Portfolio hereunder, and Schedule A shall thereupon be amended to add the name of each such new Portfolio.

14.	ASSIGNMENT

14.1

Except as provided in Section 15 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement. Notwithstanding the foregoing, either party may assign this Agreement to a successor entity in the event of a merger, acquisition, or sale of all or substantially all of its assets. In the event Transfer Agent makes such assignment, the Administrator on behalf of the Trust may terminate this Agreement on written notice to Transfer Agent.

14.2

Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Administrator on behalf of the Trust and the Portfolios, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Administrator on behalf of the Trust and the Portfolios. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.

14.3

This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Administrator or the Trust. Other than as provided in Section 15, neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

15.	SUBCONTRACTORS

The Transfer Agent may, without further consent on the part of the Administrator, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation (“BFDS”) which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act (“Section 17A(c)(2)”), (ii) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(2), (iii) a BFDS affiliate duly registered as a transfer agent or (iv) other affiliated or unaffiliated third party duly registered as a transfer agent pursuant to Section 17A(c)(2); provided, however, that the Transfer Agent shall remain liable to the Administrator for the acts and omissions of any subcontractor under this Section as it is for its own acts and omissions under this Agreement and shall ensure all such entities comply with all relevant terms of this Agreement.

16.	MISCELLANEOUS

16.1	Amendment. This Agreement may be amended or modified by a written agreement executed by both parties.

16.2

Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts without regard to the conflict of laws provisions thereof.

16.3

Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

16.4

Consequential Damages. Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

16.5

Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

16.6

Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

16.7

Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

16.8

Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

16.9	Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

16.10	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

16.11

Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

16.12

Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)	If to Transfer Agent, to:

State Street Bank and Trust Company

200 Clarendon Street, 16th Floor

Boston, Massachusetts 02116

Attention: Sheila McClorey, Transfer Agent Vice President

Telephone: (617) 937-6912

Facsimile: (617) 937-8139

With a copy to:

State Street Bank and Trust Company

2 Avenue de Lafayette, 2nd Floor (LCC/2)

Boston, MA 02206-5049

Attn: Mary Moran Zeven, Esq.

Telephone: (617) 662-1783

Facsimile: (617) 662-2702

(b)	If to the Trust, to:

Schwab Strategic Trust

101 Montgomery Street

San Francisco, California 94104

Attention: George M. Pereira

Telephone: (415) 636-3300

Telecopy: (415) 667-3800

With a copy to:

Koji E. Felton, Esq.

101 Montgomery Street

San Francisco, California 94104

Telephone: 415-636-3461

Telecopy: 415-667-3440

(c)	If to the Administrator, to:

Charles Schwab Investment Management, Inc.

211 Main Street

San Francisco, CA 94105

Attn: Legal Department

Telephone: (415) 667-7000

Facsimile: (415) 667-1962

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Joseph C. Antonellis

	Name:	Joseph C. Antonellis

	Title:	Vice Chairman

SCHWAB STRATEGIC TRUST

By:	/s/ George M. Pereira

	Name:	George M. Pereira

	Title:	CFO & Treasurer

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC., in its capacity as the Administrator of Schwab Strategic Trust

By:	/s/ Randy Merk

	Name:	Randy Merk

	Title:	EVP & President, Investment Management Services

CHARLES SCHWAB CORPORATION

By:	/s/ Joseph Martinetto

	Name:	Joseph Martinetto
	Title:	EVP Finance & Risk Management

Schedule A

LIST OF PORTFOLIOS

SCHWAB STRATEGIC TRUST

Schwab U.S. Broad Market ETF

Schwab U.S. Large-Cap ETF

Schwab U.S. Large-Cap Growth ETF

Schwab U.S. Large-Cap Value ETF

Schwab U.S. Small-Cap ETF

Schwab International Equity ETF

Schwab International Small-Cap Equity ETF

Schwab Emerging Markets Equity ETF

Schedule B

Customer Information Security Requirements

1.        Customer Information. “Customer Information” shall mean: (A) The following personal identifying information, however collected or received: (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account; (B) any “nonpublic personal information” as defined under the Gramm-Leach-Bliley Act of 1999 (“GLBA”); and (C) any information identifiable to an individual subject to any privacy and security laws applicable Transfer Agent’s possession of Customer Information in connection with the “Agreement”, including GLBA (collectively, “Applicable Privacy Laws”). “Customer Information,” as used in the Agreement, shall only refer to information relating to a Portfolio or the Trust, provided by the Administrator, a Portfolio or the Trust to the Transfer Agent, in connection with the services provided under the Agreement.

2.        In the course of providing services under the Agreement, the Administrator acknowledges and agrees, on behalf of the Trust and the Portfolios, that no Portfolio intends to provide Customer Information to the Transfer Agent. The Transfer Agent agrees to treat all information which a reasonable person could determine from the facts and circumstances to constitute Customer Information as such in accordance with the terms of this Schedule B. Transfer Agent acknowledges that any Customer Information that may be disclosed hereunder is disclosed for the specific purpose of performing the activities contemplated by the Agreement. Transfer Agent agrees that, with respect to Customer Information, it will comply with Applicable Privacy Laws. With respect to Customer Information, Transfer Agent will use the same degree of care as it exercises to protect information regarding its own individual customers, but no less than the level of care required by Applicable Privacy Laws.

3.        Transfer Agent represents and warrants that at all times during and after the termination of the Agreement for so long as it retains possession of Customer Information it shall use, handle, collect, maintain, and safeguard Customer Information in accordance with (i) the requirements of the Agreement and (ii) Applicable Privacy Laws. Transfer Agent acknowledges that it alone is responsible for understanding and complying with its obligations under Applicable Privacy Laws. In the event any unauthorized disclosure of the Customer Information in the possession of the Transfer Agent or its agents requires notification to an individual under Applicable Privacy Laws, Transfer Agent shall notify Portfolio in order to discuss the content, timing, process and costs associated with such notification to the extent practicable unless prohibited by law. Transfer Agent may destroy or return to the Administrator all Customer Information in its possession as soon as possible following termination of the Agreement; prior to any destruction, Transfer Agent shall notify Administrator of its intent to destroy the information and reasonably cooperate with Administrator in providing any copies of the information as may be required by Administrator.

4.        Transfer Agent shall comply with the provisions of this Schedule B or similar requirements in all material respects. In addition, Transfer Agent will maintain and enforce safety and physical security procedures with respect to its access and maintenance of Customer Information that are (a) at least equal to financial industry standards for such types of locations, and (b) which provide reasonably appropriate technical and organizational safeguards against accidental or unlawful destruction, loss, alteration or unauthorized disclosure or access of Customer Information and all other data owned by Portfolio and accessible by Transfer Agent under the Agreement. Without limiting the generality of the foregoing, Transfer Agent will take reasonable measures to secure and defend its location and equipment against “hackers” and others who may seek, without authorization, to modify or access Transfer Agent systems or the information found therein without the consent of Portfolio. Transfer Agent will periodically test its systems for potential areas where security could be breached. Transfer Agent will report to Portfolio any breaches of security or unauthorized access to Transfer Agent’s systems relating to Customer Information that Transfer Agent detects or has knowledge of unless such notification is prohibited by law which report will be made by Transfer Agent promptly following Transfer Agent’s confirmation as to the occurrence, scope and circumstances of an actual breach or unauthorized access. Transfer Agent will pursue such confirmation promptly following its becoming aware of such occurrence. Transfer Agent will use diligent efforts to remedy such breach of security or unauthorized access in a timely manner and deliver to Portfolio a root cause assessment and future incident mitigation plan with regard to any breach of security or unauthorized access affecting Customer Information.

5.        Storage of Customer Information. All Customer Information must be stored in a physically and logically secure environment that is designed to protect it from unauthorized access, modification, theft, misuse and destruction. In addition to the general standards set forth above, Transfer Agent will maintain what Transfer Agent believes to be an adequate level of physical security controls over its facility including, but not limited to, appropriate alarm systems, fire suppression, access controls (including off-hour controls) which may include visitor access procedures, security guard force, video surveillance, and staff egress searches. Further, Transfer Agent will maintain what Transfer Agent believes to be an adequate level of data security controls, which may include, but is not limited to, logical access controls including user sign-on identification and authentication, data access controls (e.g., password protection of your applications, data files and libraries), accountability tracking, anti-virus software, secured printers, restricted download to disk capability and provision for system backup.

6.        Information Security Procedures

These procedures are in addition to the requirements of the Agreement and present a minimum standard only. However, it is Transfer Agent’s sole obligation to (i) implement appropriate measures to secure its systems and data, including Portfolio Confidential Information, internal and external threats and risks; and (ii) continuously review and revise those measures to address ongoing threats and risks. Failure to comply with the minimum standards set forth in this Schedule will constitute a material, non-curable breach of the Agreement by Transfer Agent, entitling the Trust, in addition to and cumulative of all other remedies available to it at law, in equity, or under the Agreement, to immediately terminate the Agreement. Unless specifically defined in this Schedule, capitalized terms shall have the meanings set forth in the Agreement.

Security Policy. Transfer Agent shall establish and maintain a formal, documented, mandated, company-wide information security program, including security policies, standards and procedures (collectively “Information Security Policy”). The Information Security Policy will be communicated to all Transfer Agent personnel and contractors in a relevant, accessible, and understandable form and will be regularly reviewed and evaluated to ensure its operational effectiveness, compliance with all applicable laws and regulations, and to address new threats and risks.

Personnel and Transfer Agent Protections. Transfer Agent shall screen all personnel contacting Portfolio Confidential Information, including Customer Information for potential security risks and require all employees, contractors, and subcontractors to acknowledge an appropriate written confidentiality/non-disclosure agreement. All agreements with third parties involving access to Transfer Agent’s systems and data used to service the Portfolio, including all outsourcing arrangements and maintenance and support agreements (including facilities maintenance), shall address security risks, controls, and procedures for information systems. Transfer Agent shall supply each of its personnel and contractors with appropriate, ongoing training regarding information security procedures, risks, and threats. Transfer Agent shall have an established set of procedures to ensure personnel and contractors promptly report actual breaches of security.

Removable Media. Except in the context of Transfer Agent’s routine back-ups, appropriately encrypted data, or as otherwise specifically authorized by Portfolio in writing, Transfer Agent has instituted a policy against transfer of Customer Information to any form of Removable Media,. For purposes of this Schedule, “Removable Media” means portable or removable hard disks, floppy disks, USB memory drives, zip disks, optical disks, CDs, DVDs, digital film, memory cards (e.g., Secure Digital (SD), Memory Sticks (MS), CompactFlash (CF), SmartMedia (SM), MultiMediaCard (MMC), and xD-Picture Card (xD)), magnetic tape, and all other removable data storage media.

Data Control; Media Disposal and Servicing. Customer Information (i) may only be made available and accessible to those parties explicitly authorized under the Agreement or as otherwise agreed expressly by Portfolio in writing; (ii) if transferred across the Internet, any wireless network (e.g., cellular, 802.11x, or similar technology), or other public or shared networks, must be protected using appropriate cryptography as designated or approved by Portfolio in writing; and (iii) if transferred using Removable Media (as defined herein) must be sent via a bonded courier or protected using cryptography. The foregoing requirements shall apply to back-up data, other than that stored on back-up tapes, stored by Transfer Agent at off-site facilities.

Hardware Return. [SSBT comment: Hardware must be defined] Upon termination or expiration of the Agreement or at any time upon Portfolio’s request, Transfer Agent will return all hardware, if any, provided by Portfolio containing Customer Information to Portfolio. The Customer Information shall not be removed or altered in any way. The hardware should be physically sealed and returned via a bonded courier or as otherwise directed by Portfolio.

Physical and Environmental Security. Transfer Agent facilities that process Portfolio Confidential Information will be housed in secure areas and protected by perimeter security such as barrier access controls (e.g., the use of guards and entry badges) that provide a physically secure environment from unauthorized access, damage, and interference.

Communications and Operational Management. Transfer Agent shall (i) monitor and manage all of its information processing facilities, including, without limitation, implementing operational procedures, change management and incident response procedures; and (ii) deploy adequate anti-viral software and adequate back-up facilities designed to ensure essential business information can be promptly recovered in the event of a disaster or media failure; and (iii) ensure its operating procedures will be adequately documented and designed to protect information, computer media, and data from theft and unauthorized access.

Access Control. Transfer Agent shall implement formal procedures to control access to its systems, services, and data, including, but not limited to, user account management procedures and the following controls:

•	Network access to both internal and external networked services shall be controlled, including, but not limited to, the use of properly configured firewalls;

•	Systems tools will be used to enforce access controls to computer resources including, but not limited to, authentication, authorization, and event logging where technically feasible;

•	Applications will include access control to limit user access to information and application system functions; and

•	Systems will be monitored for suspicious activity. Transfer Agent shall record, review and act upon all events deemed appropriate by the Transfer Agent.